Exhibit 4.1

SECOND AMENDMENT TO CONVERTIBLE SUBORDINATED NOTES

SECOND AMENDMENT TO CONVERTIBLE SUBORDINATED NOTES (this “Amendment”) is made and entered into as of December 31, 2008, among ARTISTdirect, Inc., a Delaware corporation (the “Company”) and the holders of the Company’s Subordinated Notes (as defined below) who have executed this Amendment (the “Consenting Holders”), with reference to the following facts:

A.            The Company has issued to the holders thereof Convertible Subordinated Notes dated as of July 28, 2005, in the original aggregate principal amount of $30,000,000 (the “Subordinated Notes”).

B.            U.S. Bank National Association, as Collateral Agent under the Note and Warrant Purchase Agreement dated as of July 28, 2005 (the “Senior Financing Agreement”) among the Company, the investors party thereto (the “Senior Lenders”) the Company and the Senior Lenders have agreed to extinguish all obligations by the Company under the Senior Financing Agreement and related documents (the “Senior Debt Restructuring”), subject to and conditioned upon (a) the payment to the Senior Lenders of $3,500,000; (b) the issuance to the Senior Lenders of subordinated notes in the aggregate principal amount of $1,000,000; (c) the issuance of 9,000,000 shares of the Company’s Common Stock; and (d) the conversion of all of the Subordinated Notes as provided herein.

C.            Pursuant to that certain First Amendment executed by a majority in interest of the holders of the Subordinated Notes, the conversion price of the Subordinated Notes has been reduced to $1.00 per share (the “Amended Conversion Rate”).

D.            The Company and Consenting Holders representing a majority of the outstanding aggregate principal amount of the Subordinated Notes desire that the Subordinated Notes be further amended, as set forth herein, to provide for the immediate conversion of the Subordinated Notes.

E.             The Majority Holders have affirmatively voted by written consent without a meeting on December     , 2008 to amend the Subordinated Notes, in accordance with Section 17 thereof.

F.             In connection with the issuance of the Subordinated Notes, the Company issued to the holders thereof warrants to purchase the Common Stock of the Company (the “Warrants”).

NOW, THEREFORE, the Company and the Consenting Holders agree as follows:

1.             Conversion. Section 3 of each of the Subordinated Notes is hereby amended to read in its entirety as follows:

                “Effective upon and subject to the Senior Debt Restructuring, this Note is hereby converted by dividing the Conversion Amount by the Amended Conversion Rate.  As used herein, the Conversion Amount means the sum of (A) the outstanding principal of this Note, (B) accrued and unpaid Interest with respect to such Principal, (C) accrued and unpaid Late Charges and (D) all amounts owed under the Registration Rights Agreement.”

                For avoidance of doubt, upon such conversion of the Subordinated Notes, all obligations of the Company under the Subordinated Notes, the Securities Purchase Agreement and the Registration Rights Agreement together with any other document executed thereunder shall be extinguished.

2.             Extinguishment of Warrants.  Each of the Consenting Holders agrees to cancel the Warrants issued to the Consenting Holders or their predecessor in interest.

3.             Lock Up.  Each Consenting Holder agrees to not: (1) sell, transfer, assign, pledge or hypothecate any securities issuable upon the conversion of the Subordinated Notes or any of the securities issuable upon exercise of the Warrants (collectively the “Covered Securities”) or (2) subject the Covered Securities to any hedging, short sale, derivative, put, or call transactions that would result in the effective economic disposition of the Covered Securities by any person during the period beginning on effective date of the conversion and ending on the date that is 12 months after the effective date of the conversion.

[Signature pages follow]

IN WITNESS WHEREOF, the Company and Consenting Holders have accepted and agreed to this Amendment, and have executed this Amendment as of the day and year first above written.

Company:

ARTISTdirect, Inc.

By:	/s/ Dimitri Villard

Name:	Dimitri Villard

Its:	Interim CEO

Consenting Holders:

DKR Soundshore Oasis Holding Fund Ltd.

By:	/s/ Mark Haddad

Name:	Mark Haddad

Its:	Vice President & Director

Trilogy Capital Partners, Inc.

By:	/s/ Robert S. Rein

Name:	Robert S. Rein

Its:	Vice Chairman

Octavio Herrera

/s/ Michael Rapp
Michael Rapp

[Additional signatures follow]

[Signature page continued]

Consenting Holders:

Broadband Capital Management LLC		Longview Fund, L.P.

By:	/s/ Philip Wagenheim	By:

Name:	Philip Wagenheim	Name:

Its:	Vice Chairman	Its:

Longview Equity Fund, L.P.		Longview International Equity Fund, L.P.

By:		By:

Name:		Name:

Its:		Its:

/s/ Philip Wagenheim
Randy Saaf		Philip Wagenheim

/s/ Karl Brenza		/s/Jeffrey Meshel
Karl Brenza		Jeffrey Meshel

/s/ Cliff Chapman
Cliff Chapman